EXHIBIT 99.1

TPI Composites, Inc. Announces Fourth Quarter and Full Year 2021 Earnings Results – Achieves Record Net Sales for the Full Year

SCOTTSDALE, Ariz., Feb. 24, 2022 (GLOBE NEWSWIRE) -- TPI Composites, Inc. (Nasdaq: TPIC), today reported financial results for the fourth quarter and full year ended December 31, 2021.

“We achieved record net sales in 2021 despite the ongoing challenges the broader wind industry faced, including supply chain costs and constraints, logistics costs and the lingering effects of COVID,” said Bill Siwek, President and CEO of TPI Composites. “Our results of operations for 2021 and the fourth quarter were adversely impacted by approximately $52 million and $40 million, respectively, primarily due to deferral of revenue relating to extensions of our customer contracts and estimates of costs to complete these contracts under ASC 606. However, these factors did not impact our 2021 billings, which exceeded expectations for 2021 and the fourth quarter. We manage our business on a billings basis as it reflects our actual cashflow and working capital requirements.

“While we are seeing the macro headwinds persist into 2022, we continue to focus on the execution of what is in our control while navigating the near-term operating environment and working collaboratively with our customers to leverage our global footprint and our local supply chains. When demand does rebound, we will be ready to efficiently and cost-effectively meet their needs.

“The activity and associated conversations around offshore wind have picked up relative to this time last year, and we remain optimistic about our future in offshore wind.

“We have experienced strong traction in the transportation side of our business. Our customers, several of whom are new to TPI, are seeing the benefit of our capabilities and ability to collaborate to develop innovative composite solutions at an accelerated pace. In the fourth quarter, we won our first program commitment of meaningful size for a passenger EV platform, a major milestone for TPI. We have also entered into several new development agreements with multiple customers which we expect will turn into longer-term production agreements in the future.

“As we look to 2022, we expect the operating environment to continue to be challenged. With that said, the long-term drivers for wind both domestically and globally remain intact and we are well positioned to capture that growth in the future,” concluded Mr. Siwek.

KPIs		4Q’21	4Q’20	FY'21	FY'20
	Sets[1]	768	988	3,255	3,544
	Estimated megawatts²	3,219	3,525	12,989	12,080
	Utilization[3]	71%	92%	76%	81%
	Dedicated manufacturing lines[4]	54	53	54	53
	Manufacturing lines installed[5]	54	55	54	55
  Number of wind blade sets (which consist of three wind blades) produced worldwide during the period.
  Estimated megawatts of energy capacity to be generated by wind blade sets produced during the period.
  Utilization represents the percentage of wind blades invoiced during the period compared to the total potential wind blade capacity of manufacturing lines installed during the period.
  Number of wind blade manufacturing lines that are dedicated to our customers under long-term supply agreements at the end of the period.
  Number of wind blade manufacturing lines installed and either in operation, startup or transition during the period.

Fourth Quarter 2021 Financial Results

Net sales for the three months ended December 31, 2021, decreased by $76.1 million or 16.3% to $389.5 million as compared to $465.6 million in the same period in 2020. Net sales of wind blades decreased by $83.2 million or 18.7% to $362.3 million for the three months ended December 31, 2021, as compared to $445.5 million in the same period in 2020. The decrease was primarily driven by a decline in the number of wind blades produced and foreign currency fluctuations. Additionally, when comparing our net sales during the three months ended December 31, 2021 against the comparable prior year period, our current year net sales were negatively impacted by the removal of five contracted manufacturing lines that expired in China at the end of 2020 as well as a further reduction of contracted manufacturing lines in China in 2021, which was partially offset by the adverse impact that the COVID-19 pandemic had on our net sales in the prior year period. These reductions in contracted manufacturing lines in China at the end of 2020 and during 2021, and production delays due to carbon and other raw material shortages that were sourced by a customer, were the primary drivers of the 22% decrease in the number of wind blades produced year over year. The fluctuating U.S. dollar against the Euro and Turkish Lira in our Turkey operations and the Chinese Renminbi in our China operations had an unfavorable impact of 1.9% on consolidated net sales for the three months ended December 31, 2021, as compared to the 2020 period.

Total cost of goods sold for the three months ended December 31, 2021, was $429.5 million and included $5.0 million of costs related to lines in startup and $6.8 million of costs related to lines in transition during the period. This compares to total cost of goods sold for the three months ended December 31, 2020, of $433.3 million and included $6.0 million of costs related to lines in startup and $7.1 million of costs related to lines in transition during the period. Total cost of goods sold as a percentage of net sales increased by approximately seventeen percentage points during the three months ended December 31, 2021, as compared to the same period in 2020, driven primarily by increases in direct material costs and direct labor costs. The fluctuating U.S. dollar against the Euro, Turkish Lira, Chinese Renminbi and Mexican Peso had a favorable impact of 2.2% on consolidated cost of goods sold for the three months ended December 31, 2021, as compared to the 2020 period.

General and administrative expenses for the three months ended December 31, 2021, totaled $5.4 million, or 1.4% of net sales, compared to $7.9 million, or 1.7% of net sales, for the same period in 2020. The decrease as a percentage of net sales was primarily driven by our continued focus on reducing costs.

Income taxes reflected a benefit of $3.3 million for the three months ended December 31, 2021, as compared to a provision of $9.3 million for the same period in 2020. The decrease in the provision was primarily due to the changes in the earnings mix by jurisdiction, unrecognized tax benefits and valuation allowance in the comparable periods.

Net loss attributable to common stockholders for the three months ended December 31, 2021, was $93.3 million as compared to net income of $5.2 million in the same period in 2020. The decrease in net income was primarily due to the reasons set forth above. The diluted net loss per common share was $2.39 for the three months ended December 31, 2021, compared to diluted net income per common share of $0.14 for the three months ended December 31, 2020.

Adjusted EBITDA for the three months ended December 31, 2021, decreased to ($28.3) million as compared to $40.8 million during the same period in 2020. Adjusted EBITDA margin decreased to (7.3%) as compared to 8.8% during the same period in 2020.

Capital expenditures were $7.0 million for the three months ended December 31, 2021, as compared to $12.2 million during the same period in 2020. Our capital expenditures primarily relate to machinery and equipment at our new facilities and expansion and improvements to our existing facilities.

We ended the quarter with $242.2 million of unrestricted cash and cash equivalents, and net cash was $167.5 million as compared to net debt of $88.1 million as of December 31, 2020. We provided $2.0 million of cash from operating activities and had negative free cash flow of $4.3 million during the three months ended December 31, 2021.

2022 Guidance

For the full year ending December 31, 2022, we expect:

Guidance	Full Year 2022
Dedicated Manufacturing Lines	43
Wind Blade Set Capacity	3,710
Utilization %	80% to 85%
Average Sales Price per Blade	$170,000 to $180,000
Capital Expenditures	$25 million to $30 million

Conference Call and Webcast Information

TPI Composites will host an investor conference call this afternoon, Thursday, February 24th at 5:00 pm ET. Interested parties are invited to listen to the conference call which can be accessed live over the phone by dialing 1-877-407-9208, or for international callers, 1-201-493-6784. A replay will be available two hours after the call and can be accessed by dialing 1-844-512-2921, or for international callers, 1-412-317-6671. The passcode for the live call and the replay is 13726573. The replay will be available until March 3, 2022. Interested investors and other parties may also listen to a simultaneous webcast of the conference call by logging onto the Investors section of the Company’s website at www.tpicomposites.com. The online replay will be available for a limited time beginning immediately following the call.

About TPI Composites, Inc.

TPI Composites, Inc. is the only independent manufacturer of composite wind blades for the wind energy market with a global manufacturing footprint. TPI delivers high-quality, cost-effective composite solutions through long-term relationships with leading OEMs in the wind and transportation markets. TPI is headquartered in Scottsdale, Arizona and operates factories in the U.S., China, Mexico, Turkey and India. TPI operates additional engineering development centers in Denmark and Germany.

Forward-Looking Statements

This release contains forward-looking statements which are made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements, among other things, concerning: growth of the wind energy and electric vehicle markets and our addressable markets for our products and services; the impact of the COVID-19 pandemic on our business, effects on our financial statements and our financial outlook; our business strategy, including anticipated trends and developments in and management plans for our business and the wind industry and other markets in which we operate; our projected annual revenue growth; competition; future financial results, operating results, revenues, gross margin, operating expenses, profitability, products, projected costs, warranties, our ability to improve our operating margins, and capital expenditures. These forward-looking statements are often characterized by the use of words such as “estimate,” “expect,” “anticipate,” “project,” “plan,” “intend,” “seek,” “believe,” “forecast,” “foresee,” “likely,” “may,” “should,” “goal,” “target,” “might,” “will,” “could,” “predict,” “continue” and the negative or plural of these words and other comparable terminology. Forward-looking statements are only predictions based on our current expectations and our projections about future events. You should not place undue reliance on these forward-looking statements. We undertake no obligation to update any of these forward-looking statements for any reason. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to differ materially from those expressed or implied by these statements. These factors include, but are not limited to, the matters discussed in “Risk Factors,” in our Annual Report on Form 10-K and other reports that we will file with the SEC.

Non-GAAP Definitions
This press release includes unaudited non-GAAP financial measures, including EBITDA, adjusted EBITDA, net cash (debt) and free cash flow. We define EBITDA as net income (loss) plus interest expense (including losses on the extinguishment of debt and net of interest income), income taxes and depreciation and amortization. We define adjusted EBITDA as EBITDA plus any share-based compensation expense, any foreign currency income or losses, any gains or losses on the sale of assets and asset impairments and any restructuring charges. We define net cash (debt) as the total unrestricted cash and cash equivalents less the total principal amount of debt outstanding. We define free cash flow as net cash flow from operating activities less capital expenditures. We present non-GAAP measures when we believe that the additional information is useful and meaningful to investors. Non-GAAP financial measures do not have any standardized meaning and are therefore unlikely to be comparable to similar measures presented by other companies. The presentation of non-GAAP financial measures is not intended to be a substitute for, and should not be considered in isolation from, the financial measures reported in accordance with GAAP. See Table Four for a reconciliation of certain non-GAAP financial measures to the comparable GAAP measures.

Investor Relations
480-315-8742
Investors@TPIComposites.com

TPI COMPOSITES, INC. AND SUBSIDIARIES
TABLE ONE - CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three Months Ended December 31,		Year Ended December 31,
(in thousands, except per share data)	2021	2020	2021	2020

Net sales	$389,463	$465,571	$1,732,583	$1,670,137
Cost of sales	417,671	420,249	1,713,331	1,561,432
Startup and transition costs	11,838	13,076	50,832	44,606
Total cost of goods sold	429,509	433,325	1,764,163	1,606,038
Gross profit (loss)	(40,046)	32,246	(31,580)	64,099
General and administrative expenses	5,427	7,850	29,246	33,496
Loss on sale of assets and asset impairments	3,112	2,229	13,110	7,748
Restructuring charges, net	19,886	3,746	23,762	4,089
Income (loss) from operations	(68,471)	18,421	(97,698)	18,766
Other income (expense):
Interest expense, net	(5,565)	(2,990)	(13,622)	(10,399)
Foreign currency loss, net	(17,398)	(1,891)	(23,671)	(19,986)
Miscellaneous income	881	983	2,203	3,876
Total other expense	(22,082)	(3,898)	(35,090)	(26,509)
Income (loss) before income taxes	(90,553)	14,523	(132,788)	(7,743)
Income tax provision	3,276	(9,338)	(26,760)	(11,284)
Net income (loss)	(87,277)	5,185	(159,548)	(19,027)
Preferred stock dividends and accretion	(6,040)	-	(6,040)	-
Net loss attributable to common stockholders	$(93,317)	$5,185	$(165,588)	$(19,027)
Weighted-average common shares outstanding:
Basic	39,101	36,062	37,415	35,532
Diluted	39,101	38,100	37,415	35,532

Net income (loss) per common share:
Basic	$(2.39)	$0.14	$(4.43)	$(0.54)
Diluted	$(2.39)	$0.14	$(4.43)	$(0.54)

Non-GAAP Measures (unaudited):
EBITDA	$(69,794)	$30,504	$(66,573)	$52,323
Adjusted EBITDA	$(28,258)	$40,776	$2,377	$94,498

TPI COMPOSITES, INC. AND SUBSIDIARIES
TABLE TWO - CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	December 31,	December 31,
(in thousands)	2021	2020
Assets
Current assets:
Cash and cash equivalents	$242,165	$129,857
Restricted cash	10,053	339
Accounts receivable	157,804	132,768
Contract assets	188,323	216,928
Prepaid expenses	19,280	29,507
Other current assets	22,584	27,921
Inventories	11,533	10,839
Assets held for sale	8,529	-
Total current assets	660,271	548,159
Noncurrent assets:
Property, plant, and equipment, net	169,578	209,001
Operating lease right of use assets	137,192	158,827
Other noncurrent assets	40,660	40,270
Total assets	$1,007,701	$956,257

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued expenses	$336,697	$295,992
Accrued warranty	42,020	50,852
Current maturities of long-term debt	66,438	32,551
Current operating lease liabilities	22,681	26,099
Contract liabilities	1,274	614
Total current liabilities	469,110	406,108
Noncurrent liabilities:
Long-term debt, net of debt issuance costs and
current maturities	8,208	184,316
Noncurrent operating lease liabilities	146,479	155,925
Other noncurrent liabilities	10,978	8,873
Total liabilities	634,775	755,222
Series A Preferred Stock	250,974	-
Total stockholders' equity	121,952	201,035
Total liabilities, mezzanine equity and stockholders' equity	$1,007,701	$956,257

Non-GAAP Measure (unaudited):
Net cash (debt)	$167,519	$(88,061)

TPI COMPOSITES, INC. AND SUBSIDIARIES
TABLE THREE - CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Three Months Ended December 31,		Year Ended December 31,
(in thousands)	2021	2020	2021	2020
Net cash provided by (used in) operating activities	$2,716	$3,705	$(25,525)	$37,570
Net cash used in investing activities	(6,981)	(12,238)	(37,119)	(65,666)
Net cash provided by (used in) financing activities	150,639	(13,815)	198,919	88,612
Impact of foreign exchange rates on cash, cash equivalents and restricted cash	(13,314)	1,135	(14,253)	(2,069)
Cash, cash equivalents and restricted cash, beginning of period	119,158	151,409	130,196	71,749
Cash, cash equivalents and restricted cash, end of period	$252,218	$130,196	$252,218	$130,196

Non-GAAP Measure (unaudited):
Free cash flow	$(4,265)	$(8,533)	$(62,644)	$(28,096)

TPI COMPOSITES, INC. AND SUBSIDIARIES
TABLE FOUR - RECONCILIATION OF NON-GAAP MEASURES
(UNAUDITED)

EBITDA and adjusted EBITDA are reconciled as follows:	Three Months Ended December 31,		Year Ended December 31,
(in thousands)	2021	2020	2021	2020
Net income (loss) attributable to common stockholders	$(93,317)	$5,184	$(165,588)	$(19,027)
Preferred stock dividends and accretion	6,040	-	6,040	-
Net income (loss)	(87,277)	5,184	(159,548)	(19,027)
Adjustments:
Depreciation and amortization	15,194	12,992	52,593	49,667
Interest expense (net of interest income)	5,565	2,990	13,622	10,399
Income tax provision	(3,276)	9,338	26,760	11,284
EBITDA	(69,794)	30,504	(66,573)	52,323
Share-based compensation expense	1,140	2,405	8,407	10,352
Foreign currency loss, net	17,398	1,891	23,671	19,986
Loss on sale of assets and asset impairments	3,112	2,230	13,110	7,748
Restructuring charges, net	19,886	3,746	23,762	4,089
Adjusted EBITDA	$(28,258)	$40,776	$2,377	$94,498

Free cash flow is reconciled as follows:	Three Months Ended December 31,		Year Ended December 31,
(in thousands)	2021	2020	2021	2020
Net cash provided by (used in) operating activities	$2,716	$3,705	$(25,525)	$37,570
Capital expenditures	(6,981)	(12,238)	(37,119)	(65,666)
Free cash flow	$(4,265)	$(8,533)	$(62,644)	$(28,096)

Net debt is reconciled as follows:	December 31,
(in thousands)	2021	2020
Cash and cash equivalents	$242,165	$129,857
Less total debt, net of debt issuance costs	(74,646)	(216,867)
Less debt issuance costs	-	(1,051)
Net cash (debt)	$167,519	$(88,061)